Exhibit 99.2

Altimmune Announces Pricing of a Public Offering of $115 Million of Common

Stock and Pre-Funded Warrants

GAITHERSBURG, Md., July 13, 2020 (GLOBE NEWSWIRE) – Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced the pricing of its previously announced underwritten public offering of 3,369,564 shares of its common stock and, to certain investors in lieu thereof, pre-funded warrants to purchase 1,630,436 shares of its common stock at an exercise price of $0.0001 per share. The public offering price of each share of common stock is $23.00 and the public offering price of each pre-funded warrant is $22.999 per underlying share. In addition, Altimmune has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. This offering is expected to close on or about July 16, 2020, subject to satisfaction of customary closing conditions.

Altimmune expects to receive gross proceeds of $115.0 million, before deducting underwriting discounts and offering expenses (without giving effect to any exercise of the underwriters’ option to purchase additional shares, if any). Altimmune anticipates using the net proceeds from the offering for general corporate purposes, which may include, but are not limited to, scale up of manufacturing and advanced clinical trials of AdCOVID, a single dose intranasal COVID-19 vaccine candidate; the continued development of ALT-801, its dual GLP-1/glucagon receptor agonist for the treatment of non-alcoholic steatohepatitis (NASH), including manufacturing and clinical trials; and for capital expenditures and working capital.

Jefferies, Evercore ISI and Piper Sandler are acting as joint book-running managers for the offering. Roth Capital Partners is acting as co-manager for the offering.

The securities described above are being offered by Altimmune pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with and became effective by rule of the Securities and Exchange Commission (SEC) on April 12, 2019. A preliminary prospectus supplement and accompanying prospectus related to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Departments, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at (877) 821-7388; or by email at Prospectus_Department@Jefferies.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com; or Piper Sandler & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attention: Prospectus Department, by telephone at (800) 747-3924 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing treatments for liver disease, immune modulating therapies and intranasal vaccines. Our diverse pipeline of product candidates includes next generation peptide therapeutics for NASH (ALT-801) and chronic hepatitis B (HepTcell™), an intranasal immune modulating treatment for COVID-19 (T-COVIDTM) and intranasal vaccines (AdCOVIDTM, NasoShield™ and NasoVAX™).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Altimmune’s size, completion and use of proceeds relating to the public offering. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release, such as the intended offering terms, are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and the satisfaction of the closing conditions for the public offering. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Altimmune’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 27, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 13, 2020, the preliminary prospectus supplement related to the public offering filed with the SEC on July 13, 2020 and other filings that Altimmune’s may make with the SEC in the future. Any forward-looking statements contained in this press release represent Altimmune’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Altimmune explicitly disclaims any obligation to update any forward-looking statements.

Contacts:

Will Brown

Chief Financial Officer

Phone: 240-654-1450

wbrown@altimmune.com

Ashley R. Robinson

LifeSci Advisors, LLC

617-430-7577

arr@lifesciadvisors.com